Exhibit 10.17

ENOVA INTERNATIONAL, INC.

SENIOR EXECUTIVE BONUS PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Enova International, Inc. hereby establishes the Enova International, Inc. Senior Executive Bonus Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. Amounts paid under the Plan are intended to qualify as performance based compensation under Code Section 162(m).

1.2 Effective Date. The Plan shall be effective as of January 1, 2013, subject to the approval of our stockholders prior to such date; provided, however, the payment of any Actual Award under the Plan on or after the date of the first Annual Meeting of Stockholders held more than twelve months after the date on which the Company becomes a publicly held corporation within the meaning of Code Section 162(m) shall be subject to the approval of the Plan by a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at a meeting of stockholders that is held after the date on which the Company becomes a publicly held corporation within the meaning of Code Section 162(m). As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means, as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. An Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, is controlled by, controlling or under common control with the Company.

2.3 “Base Salary” means as to a Participant for any Plan Year, the Participant’s base pay computed using (i) an average of the Participant’s annual rate(s) of base pay in effect during the Plan Year, (ii) the Participant’s rate of base pay in effect on a specified date during the Plan Year or (iii) such other method as may be determined by the Committee. The Committee shall establish in writing on or prior to the Determination Date the method of computing Base Salary for the Plan Year, including, as applicable, the manner of taking into account any changes in the Participant’s annual rate of base pay during the Plan Year and the specified date as of which Base Salary of the Plan Year shall be determined. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.

2.6 “Committee” means the Management Development and Compensation Committee of the Board or such other committee or subcommittee as may be appointed by the Board or the Management Development and Compensation Committee to administer the Plan. The Committee shall consist of no fewer than two members of the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.7 “Company” means Enova International, Inc., a Delaware corporation.

2.8 “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.9 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.10 “Maximum Award” means as to any Participant for any Plan Year, Two Million Five Hundred Thousand ($2,500,000) Dollars. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

2.11 “Participant” means, as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

2.12 “Payout Formula” means, as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The Payout Formula may differ from Participant to Participant.

2.13 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, such Performance Goals shall be based on the attainment of one or more of the following objective measures with respect to the Company or an Affiliate, or such subsidiary, division or department of the Company or an Affiliate for or within which the Participant performs services: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; pre- or after-tax income from continuing operations;

pre-or after-tax income excluding extraordinary, unusual or nonrecurring items; earnings per share; earnings per share from continuing operations; earnings per share excluding extraordinary, unusual or nonrecurring items; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total stockholder return; improvement in or attainment of expense levels; and/or improvement in or attainment of working capital levels. Performance Goals shall be set by the Committee in writing within the time period prescribed by Section 162(m) of the Code so that the outcome is substantially uncertain at the time the Performance Goals are established. Such Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other companies.

2.14 “Plan Year” means the first full fiscal year of the Company beginning on the Effective Date and each succeeding fiscal year of the Company.

2.15 “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, which may be expressed as a percentage of his or her Base Salary or on any other basis as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to January 1 of the year following the Plan Year, including by reason of Disability or death, he or she shall not be entitled to the payout of an Actual Award for the Plan Year, provided; however, that the Committee, in its discretion, may pay a Participant all or a portion of the Target Award actually earned for the Plan Year.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made between January 2 and March 15, inclusive, following the end of the Plan Year during which the Award was earned.

4.3 Form of Payment. Each Actual Award shall be paid in a single lump sum, and shall normally be paid in cash (or its equivalent).

4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. The establishment, terms and operations of any such program shall be executed in a manner that complies with Code Section 409A. For any Actual Awards that provide nonqualified deferred compensation subject to Code Section 409A(a)(2), payment of the Award to a “specified employee,” as defined in Code Section 409A, upon separation from service, to the extent required under Code Section 409A, shall not be made before six months after the date on which the separation from service occurs. The Plan generally is intended to provide awards that qualify as short-term deferrals exempt from Code Section 409A. To the extent that any Actual Awards are deferred hereunder, this Plan is intended to comply with Code Section 409A, and shall be interpreted accordingly.

4.5 Payments in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1 Nonassignability. A Participant shall have no right to encumber, assign or transfer any interest under this Plan.

6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon a Participant for the continuation of his or her employment of any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Illinois, with the exception of Illinois’ conflict of laws provision.

6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any Affiliate of the Company.

6.6 Compensation Recovery. Notwithstanding anything in the Plan to the contrary, in the event that the Company is required to materially restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a material restatement of such financial results due solely to a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, and such accounting restatement is required at any time within two years following the applicable incentive payment date, the Committee may, in its discretion or as necessary to comply with applicable law, require the Participant to repay to the Company and/or its subsidiaries or affiliates, an amount equal to all or any portion of the incentive payment received under the Plan with respect to the applicable incentive payment date as may be determined to be appropriate or necessary by the Committee or as may be required by applicable law. Such repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation will be satisfied in cash or in such other form of consideration, such as shares of stock of the Company, permitted by applicable law and acceptable to the Committee, and the Committee may provide for an offset to any future payments owed by the Company or any of its subsidiaries or affiliates to the Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any such offset and may require immediate repayment by the Participant. Notwithstanding the foregoing, to the extent required to comply with applicable law, any applicable stock exchange listing requirements and/or any compensation recovery or clawback policy adopted by the Company after the Effective Date, the Company may unilaterally amend this Compensation Recovery provision, and any such amendment shall be made by providing notice of such amendment to each Participant affected by the amendment, and such amendment shall be binding on each such Participant; provided, however, regardless of whether the Company makes such a unilateral amendment to this Compensation Recovery provision or provides such notice to Participant, Participant shall be bound by any compensation recovery or clawback policy adopted by the Company after the Effective Date.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.